                                                                      Exhibit 2b


STEPHEN R. HARRIS, ESQ.
BELDING, HARRIS & PETRONI, LTD.
Nevada Bar No. 001463
417 West Plumb Lane
Reno, Nevada 89509
Telephone:  (702) 786-7600
Facsimile:  (702) 786-7764

                         UNITED STATES BANKRUPTCY COURT

                               DISTRICT OF NEVADA

IN RE:

POWERTEL USA, INC.,
formerly known as                                Case No. BK-97-30265-BMG
NEVADA ENERGY COMPANY, INC.,                     (Chapter 11)
also formerly known as
MUNSON GEOTHERMAL, INC.,
           Debtor.                               Hrg.  DATE:  August 25,1998
                                                 and TIME:    10:00 a.m.
                                                 Est Time:    1 day
                                                 Set By:      Judge Goldwater

________________________________/

                  DEBTOR'S FIRST AMENDED PLAN OF REORGANIZATION

         PowerTel USA, Inc. (generally referred to as "Debtor" but sometimes referred to as "PowerTel"), a Delaware corporation, currently operating as Debtor-in-Possession pursuant to 11 U.S.C. Section 1107 of the United States Bankruptcy Code (the "Bankruptcy Code"), does hereby propose the following DEBTOR'S FIRST AMENDED PLAN OF REORGANIZATION ("Plan") for the resolution of Debtor's outstanding Allowed Claims and Equity Interests.

         NOTE: Capitalized terms are defined in Article 11 of this Plan.
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ARTICLE I:  INTRODUCTION

         Debtor is a Delaware corporation established in 1983. When incorporated, the Debtor was known as Munson Geothermal, Inc. ("Munson"). In May 1988, Munson (together with its wholly owned subsidiary) filed a Petition for Reorganization pursuant to Chapter 11 of the Bankruptcy Code (the "Munson Reorganization"). The Munson Reorganization resulted in the confirmation of a FIRST AMENDED PLAN OF REORGANIZATION submitted by Mr. Jeffrey Antisdel and Hot Springs Power Company. The Plan was confirmed in or about November 1990, and the Debtor's name was changed to Nevada Energy Company, Inc. ("Debtor").

         From November 1990 through May 1996, Debtor conducted business under the leadership of Mr. Antisdel. As of May 1996, Debtor existed as a publicly traded company current with respect to all filings required to be made with the Securities and Exchange Commission ("SEC") pursuant to the Securities Exchange Act of 1934 ("Exchange Act"). In addition, Debtor was financially solvent with net assets in excess of $4,000,000 and was intermittently profitable. In March 1996, Debtor entered into an agreement to sell preferred shares to Waterford Trust Company, Ltd. As part of that transaction, the Shareholders and Directors of Debtor consented to a change of control. As a result, in May 1996, the Board of Directors of Debtor resigned and was replaced by Directors designated by Waterford's nominee, Golden Chance, Ltd.

         From May 1996 through February 13, 1997 (the day of the commencement of this proceeding), the financial affairs of Debtor declined significantly. Among other things, the Debtor Board, aided and abetted by various third parties, entered into a series of contracts and transactions which dissipated corporate assets; revenue declined significantly; the Company was unable to pay its debts as they became due; and the Company failed to file reports mandated by the Exchange Act.
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There was even an attempt to amend the Debtor's Articles of Incorporation without securing requisite shareholder approval.

         As a consequence of this decline in Debtor's financial condition, pursuant to section 303 of the Bankruptcy Code, on February 13, 1997, multiple creditors initiated a legal proceeding to cause the Debtor to be involuntarily reorganized pursuant to Chapter 11 of the Bankruptcy Code. As a result of the forced reorganization, the following events occurred:

         1. On or about March 3, 1997, the Court appointed an interim Trustee to administer the affairs of the Debtor.

         2. There was a change of control with respect to the Debtor's Board of Directors, and new management was elected.

         3. On or about September 24, 1997, the Court authorized the Debtor to function as a Debtor-in-Possession pursuant to section 1107 of the Bankruptcy Code.

         This FIRST AMENDED PLAN OF REORGANIZATION is submitted by the Debtor and is intended to constitute a full and final resolution of Debtor's Allowed Claims and Equity Interests. Each Claim and Equity Interest will be allocated into one of ten separate Classes. Eight of the Classes will be for Allowed Claims, four of which will be Impaired. One Class will be for Disputed Claims. One Class will be for Equity Interests.

         In developing this Plan, the Board of Directors of Debtor examined the affairs of Debtor and its predecessor-in-name - Debtor. Based upon that examination, the Board has concluded that Debtor must develop a new business plan and this business plan should seek to develop the telecommunications business opportunities initially brought to Debtor through its acquisition of

Telecom Technologies, Inc. ("TTI") in August 1996. Debtor also plans to continue exploring business opportunities or its cogeneration assets.

         In designing its business plan, the Board took into consideration various factors including, but not limited to, the substantial equity position held by Nevada Energy Partners I, a Nevada limited partnership ("NEP") (which is equal to 50.0% of the issued and outstanding Class A Common Stock of Debtor) and the potential impact of the claim of $6,000,000 lodged by NEP upon the estate of Debtor.

         In negotiating with NEP and others, Debtor was not in a position of economic strength and, therefore, some of the negotiations may not have been conducted on an arm's length basis.

         Nevertheless, on balance, taking all factors into consideration, Debtor's Board has determined that the Plan, as presented, is reasonable and fair and, in the business judgment of the Board, represents the best opportunity for Debtor's Creditors and shareholders to recoup their investment.

         The Plan is predicated upon several events transpiring as anticipated, including (but not limited to) the following:

         1. Successful implementation of the Debtor's new Business Plan, which anticipates that the Debtor will shift emphasis from energy co-generation to telecommunications. As part of this new Business Plan, the Debtor anticipates that it may issue up to 35.0% of its Class A Common Stock to one individual in conjunction with a start-up telecommunications company;

         2. Execution of the Settlement and Release Agreement by all Parties to that Agreement, including the Debtor, NEP, Nevada Electric Power Company and others (the "NEP Settlement");
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         3.       Ratification of the NEP Settlement by the Bankruptcy Court;

         4.       Confirmation of this Plan as submitted;

         5. Utilization of the Debtor's cogeneration assets as collateral for Letters of Credit or otherwise securing working capital to fund or secure payment of the Debtor's current and future business operations, especially the telecommunication business;

         6. Preparation and filing of all reports required to be filed pursuant to the Exchange Act;

         7. Approval of an application to be filed by the Debtor with the National Association of Securities Dealers, Inc. ("NASD") relisting the Debtor's Class A Common Stock as a "small cap" security;

         8. The resumption of an active secondary market through the NASD for the Debtor's Class A Common Stock; and

         9. The recision of all Common and Preferred Stock allegedly issued subsequent to May 3, 1996 by Debtor and recision of the 1:6 reverse stock split attempted in January 1997.

         Should any one or more of these events not transpire, DEBTOR'S FIRST AMENDED PLAN OF REORGANIZATION will have to be reconsidered and, perhaps, revised and amended. There is, of course, no assurance or guaranty that any one or all of the above events will transpire as desired.

         As a result of events 1 and 2 above, the Debtor will issue Class A Common Stock to a total of 16 persons or entities in an amount equal to 50.0% of the issued and outstanding Class A Common Stock on the Effective Date. An additional 35.0% of the Class A Common Stock may be issued pursuant to the Diego Tel share exchange agreement. These events may have long term implications for the remaining shareholders.

ARTICLE II: DEFINITIONS:

         As used in the Plan, the following special terms have the respective meanings set forth below:

         2.1 Administration Claimant: Any Person entitled to payment of an Administration Expense.

         2.2 Administration Expense: Any cost or expense of administration of the Chapter 11 case entitled to priority pursuant to section 507(a)(1) and allowed pursuant to section 503(b) of the Bankruptcy Code, including without limitation, any actual and necessary expenses of preserving the Debtor's estate, and actual and Debtor expenses of operating the business of the Debtor (including the post-petition compensation of Officers and Directors of Debtor), any indebtedness or obligations incurred by or assessed against the Debtor in Debtor with the conduct of its business, or for the acquisition or lease of property or for providing of services to the Debtor, and allowances of compensation or reimbursement of expenses to the extent allowed by the Bankruptcy Court under the Bankruptcy Code, and any fees or charges assessed against the Debtor's estate pursuant to Title 28, Chapter 123 United States Code.

         2.3 Affiliates: Every other entity which is an "affiliate" of Debtor within the meaning of section 101(2) of the Bankruptcy Code.

         2.4 Allowed Claim and/or Allowed Equity Interest: Any Claim against or Equity Interest in the Debtor, proof of which was filed on or before the last date designated by the Bankruptcy Court as the last date for filing Proofs of Claims or Equity Interest or (if no proof of claim or Equity

Interest is filed) which has been or hereafter is listed by the Debtor as liquidated in amount and not disputed or contingent and, in either case, a Claim or Equity Interest as to which no objection to the allowance thereof has been interposed or such Claim or Equity Interest has been allowed in whole or in part by a Final Order. Unless otherwise specified in the Plan, "Allowed Claim" shall not, for the purposes of computation of Distributions under the Plan, include post-petition interest on the amount of such Claim.

         2.5 Allowed Priority Tax Claim: A Priority Tax Claim to the extent that it is or has become an Allowed Claim, which in any event shall be reduced by the amount of any offsets, credits, or refunds to which the Debtor or Debtor-in-Possession shall be entitled on the Confirmation Date.

         2.6 Allowed Secured Claim: A Secured Claim to the extent it is or has become an Allowed Claim.

         2.7 Allowed Unsecured Claim: An Unsecured Claim to the extent it is or has become an Allowed Claim.

         2.8 Bankruptcy Code: The Bankruptcy Reform Act of 1978, as amended and codified as Title 11, United States Code.

         2.9 Bankruptcy Court: The unit of the United States District Court for the District of Nevada having jurisdiction over the Chapter 11 case, or in the event such court ceases to exercise jurisdiction over the Chapter 11 case, such court or adjunct thereof that exercises jurisdiction over Chapter 11 cases in lieu of the United States Bankruptcy Court for the District of Nevada.

         2.10 Bankruptcy Rules: The Federal Rules of Bankruptcy Procedure (as amended), as applicable to the Chapter 11 cases.
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         2.11 CEC: Combustion Energy Company, a Nevada corporation with its principal place of business in Reno, Nevada.

         2.12 Cash: Cash, cash equivalents and other readily marketable securities or instruments issued by a person other than Debtor, including, without limitation, readily marketable direct obligations of the United States of America, certificates of deposit issued by banks and commercial paper of any entity, including interest accrued or earned thereon.

         2.13 Chapter 11 Case: The case being conducted pursuant to Chapter 11 of the United States Bankruptcy Code in which Debtor is the Debtor-in-Possession and identified as Case No. 97-30265-BMG.

         2.14 Claim: Any right to payment from the Debtor, which night arose on or before the Petition Date, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, legal, equitable, secured or unsecured; or any right to an equitable remedy for future performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, disputed, undisputed, secured or unsecured.

         2.15 Class A Common Stock: The Class A Common Stock of Debtor.

         2.16 Class B Common Stock: The Class B Common Stock of Debtor previously issued by Debtor pursuant to the Munson Reorganization.

         2.17 Confirmation Date: The Date upon which the Bankruptcy Court shall enter the Confirmation Order; provided, however, that if on motion the Confirmation Order or consummation of the Plan is stayed pending appeal, then the Confirmation Date shall be the date of entry of the Final Order vacating such stay or the date on which such stay expires and is no longer in effect.

         2.18 Creditor: Any person that has a Claim against the Debtor that arose on or before the Petition Date.

         2.19 Debtor: Debtor, formerly known as Nevada Energy Company, Inc. ("Debtor") and also formerly known as Munson Geothermal, Inc. ("Munson").

         2.20     Debtor-in-Possession:  Debtor, as Debtor-in-Possession.

         2.21 "Debtor's First Amended Disclosure Statement" means the written DEBTOR'S FIRST AMENDED DISCLOSURE STATEMENT with respect to this Second Amended Plan which is approved by the Bankruptcy Court under Section 1125 of the Bankruptcy Code.

         2.22 Declaration Date: The thirtieth (30th) day after the Confirmation Date.

         2.23 Diego Tel: Diego Tel, Inc. a Nevada corporation to be acquired by Debtor.

         2.24 Disputed Claim: Equity Interests or Claims against the Debtor which (a) are listed in a "Schedule of Unresolved Claims" which may be filed with the Bankruptcy Court by the Debtor on or before the Confirmation Date, or
(b) are the subject of an objection which has been filed on or before the Effective Date by a party-in-interest and which objection has not been withdrawn or resolved by entry of a Final Order on or before the Effective Date or (c) are identified in the Debtor's Schedules as contingent, unliquidated or disputed.

         2.25 Distributions: The property required by the Plan to be distributed to the holders of Allowed Claims and Allowed Equity Interests.

         2.26 Effective Date: Date upon which certain Distributions to be made pursuant to the Plan will be effected, which date shall be on the first business day following the expiration of one hundred twenty (120) days following the Confirmation Date.
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         2.27 Equity Interest: Any interest in the Debtor represented by ownership of Common and/or Preferred Stock.

         2.28 Exchange Act: The Securities Exchange Act of 1934, as amended and codified in 15 USC Section 78b, et. seq.

         2.29 Final Order: An order of judgment of the Bankruptcy Court which has not been reversed, stayed, modified or amended and as to which (a) any appeal that has been taken has been finally determined or dismissed, or (b) the time for appeal has expired and no notice of appeal has been filed.

         2.30 Impaired: As defined by 28 U.S.C. Section 1124.

         2.31 Munson Reorganization: The 1988 Chapter 11 case involving Munson Geothermal, Inc. and referenced as Case No. 88-278.

         2.32 NEP: Nevada Energy Partners I, Limited Partnership, a limited partnership organized pursuant to the laws of the State of Nevada. The general partner is Nevada Electric Power Company.

         2.33 NEP Agreement: The August 16, 1996 Agreement between NEP and
Debtor.

         2.34 NEP Settlement: The Settlement and Release Agreement dated as of December 1, 1997 by and among the Debtor, NEP and others.

         2.35 NEPC Indemnification: The Indemnification Agreement dated as of December 1, 1997 by and among Nevada Electric Power Company, the Debtor and others.

         2.36 Ownership Settlement Agreement: The Settlement and Release Agreement dated as of February 10, 1998 by and among Mr. John Vogel, Mr. Dean Chamberlain, the Debtor, Mr. David Wallace and others.
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         2.37 Payment Date: Date upon which certain payments to be made pursuant to the Plan will be effected, which date shall be the first business day following the expiration of the three hundred sixty five (365) days following the Confirmation Date.

         2.38 Person: An individual, a corporation, a partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization or a government or any particular subdivision thereon or other entity.

         2.39 Petition Date: February 13, 1997, the date of filing of the involuntary bankruptcy petition.

         2.40 Plan: This Debtor's First Amended Disclosure Statement, either in its present form or as it may be altered, amended, or modified from time to time.

         2.41 Debtor: PowerTel USA, Inc., the Debtor.

         2.42 Pre 1990 Priority Tax Claim: Any Priority Tax Claim arising prior to 1990 and which was the subject of the Debtor's First Amended Plan of Reorganization adjusted in the Munson Reorganization.

         2.43 Priority Tax Claim: Any Claim entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

         2.44 Pro Rata: Proportionately so that the ratio of the amount of a particular claim or interest to the total amount of Allowed Claims or Allowed Equity Interests of the class in which the particular Claim or Interest is included is the same as the ratio of the amount of consideration distributed on account of such particular claim or interest to the consideration distributed on account of Allowed Claim or Allowed Equity Interest of the class in which the particular claim or interest is included.
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         2.45 Secured Claim: A right to payment from the Debtor, other than an
Administration Expense or Priority Tax Claim, for a prepetition debt to the extent that it is validly and property secured, in accordance with applicable law, by any form of collateral, real, personal, intangible or tangible, which is evidenced by a timely filed proof of claim or by Debtor's Schedules.

         2.46 SEC: The United States Securities and Exchange Commission.

         2.47 Schedules: Schedules and Statement of Affairs, as amended, filed by the Debtor with the Bankruptcy Court listing liabilities and assets.

         2.48 Unsecured Creditor: Any Creditor that holds a Claim which is not a Secured Claim.

         2.49 VivaTel: Viva Telecommunications, Inc., a Nevada corporation to be acquired by the Debtor.

         2.50 Voting Shareholder: Any shareholder of record on May 21, 1998 holding Class A Common Stock except any shareholder who acquired Class A Common Stock subsequent to May 3, 1996 and who (a) failed to file a Proof of Interest; or (b) has filed a Proof of Interest which Proof of Interest has been disputed by Debtor.

         2.51. Wage Claim: A claim for wages due, payable and earned prior to the Petition Date.

ARTICLE III.  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

         Claims and Equity Interests are classified as follows:

              Class 1 - Administration Expenses.

              Class 2 - Allowed Wage Claims.

              Class 3 - Allowed Munson Reorganization Priority Tax Claims.

              Class 4 - Allowed Priority Tax Claims.*

              Class 5 - Allowed Claims of Secured Creditors.*
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              Class 6 - Allowed Unsecured Claims Not in Excess of $1,200.

              Class 7 - Allowed Unsecured Claims in Excess of $1,200.*

              Class 8 - Claims of NEP, NEPC and others.*

              Class 9 - Disputed Claims.

              Class 10 - Allowed Equity Interests.

         * Denotes a class whose Claims are deemed to be "Impaired" pursuant to section 1124 of the Bankruptcy Code.


ARTICLE IV.   PROVISIONS FOR PAYMENT OF ADMINISTRATION EXPENSES CLAIM (CLASS 1)

         4.1 100% Payment. On the Effective Date, each Allowed Administration Expense shall be paid in full in Cash or upon such other terms as may be agreed upon by and between any Administration Claimant and the Debtor, provided, however, that Administration Expenses representing indebtedness or other obligations incurred or assumed by the Debtor-in-Possession shall be assumed and paid or performed by the Debtor in accordance with the terms and conditions of any agreements relating thereto.

         4.2 Post-Confirmation Administration Expenses. Debtor shall pay post-confirmation Administration Expenses, including fees for professional services, out of cash flow from operations and other assets without further approval of the Bankruptcy Court.

         4.3 Bar Date for Fee Claim. The Confirmation Order shall provide a Bar Date for filing of claims by those entities asserting claims for compensation pursuant to section 330 and/or section 503 of the Bankruptcy Code.
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ARTICLE V.    PROVISIONS FOR PAYMENT OF ALLOWED WAGE CLAIMS (CLASS 2)

         5.1 100% Payment. On the Effective Date, each Allowed Wage Claim shall be paid in full in Cash or upon such other terms as may be agreed upon by and between any Allowed Wage Claimant and the Debtor.

ARTICLE VI. PROVISIONS FOR PAYMENT OF ALLOWED MUNSON REORGANIZATION PRIORITY TAX CLAIMS (CLASS 3)

         6.1 100% Payment. On the Effective Date, each Munson Reorganization Allowed Priority Tax Claim that arose prior to 1990 and which was Allowed in the Munson DEBTOR'S FIRST AMENDED PLAN OF REORGANIZATION shall be paid in full in Cash or upon such other terms as may be agreed upon by and between any Munson Reorganization Allowed Priority Tax Claimant and the Debtor.

ARTICLE VII.  PROVISIONS FOR PAYMENT OF ALLOWED PRIORITY TAX CLAIMS (CLASS 4)

         7.1 Amortized Payment of Allowed Priority Tax Claims. The Allowed Priority Tax Claims not included in Article VI of this Plan shall be paid in full in Cash together with interest at a rate to be determined by the Bankruptcy Court in equal quarterly installments, the first installment to be made on the Payment Date over a term consisting of sixteen (16) consecutive quarters ending four (4) years after the Payment Date or upon such other terms as may be agreed upon by and between any Allowed Priority Tax Claimant and the Debtor.

ARTICLE VIII. PROVISIONS FOR PAYMENT OF ALLOWED SECURED CLAIMS (CLASS 5)

         8.1 Payment to Allowed Secured Creditors. Each Allowed Secured Claim will be paid in full in Cash on the Effective Date. Alternatively, at the Debtor's sole option, any Allowed Secured
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Claim, together with interest at a rate to be determined by the Bankruptcy
Court, shall be paid in equal monthly installments, the first installment to be made on the Payment Date and continuing over a term consisting of thirty (30) months or upon such other terms as may be agreed upon by and between the Secured Creditor(s) and the Debtor.

ARTICLE IX. PROVISIONS FOR PAYMENT OF ALLOWED UNSECURED CLAIMS NOT EXCEEDING $1,200 (CLASS 6)

         9.1 100% Payment. On the Effective Date, each Allowed Unsecured Claim not in excess of $1,200 (a "Class 6 Claim") shall be paid in full in Cash or upon such other terms as may be agreed upon by and between any Claimant holding a Class 6 Claim and the Debtor.

         9.2 Election to Receive Class A Common Stock. Each Claimant holding a Class 6 Claim, in lieu of a Cash payment as provided in Section 9.1 of this Plan, may elect in writing as provided in Article XII of the Disclosure Statement on or before the Declaration Date to receive Class A Common Stock computed as follows:

              C6 x 120% = F
              F/(divided by) AVP = NS

where:

              C6   = The dollar amount of the Allowed Class 6 Claim
              F    = Proceeds to be converted into Class A Common Stock
              AVP  = An average of the closing price per share of Class A Common
                     Stock for the 15 trading days immediately preceding the Effective Date
              NS   = Number of Shares of Class A Common Stock to be issued

         The Class A Common Stock to be issued pursuant to this Article IX will be issued on the Effective Date, but subsequent to a reverse stock split to be effected by the Debtor pursuant to this Plan. Said reverse stock split will occur on a date to be designated by the Debtor's Board of

Directors, which date will be subsequent to the Declaration Date but at least twenty (20) trading days prior to the Effective Date.

X. PROVISIONS FOR PAYMENT OF ALLOWED UNSECURED CLAIMS IN EXCESS OF $1,200 (CLASS 7)

         10.1 Election of Payment Mode. Each Claimant holding an Allowed Unsecured Claim in excess of $1,200 (i.e., a Class 7 Claim) shall elect to be paid pursuant to one of the three following payment modes (Option A, B or C). If Option B is selected, the Class 7 Claimant must elect between Plan #1 and Plan #2.

              Option A. The Allowed Unsecured Claim shall be reduced to $1,200 and shall be deemed to be a Class 6 Claim to be paid pursuant to the provisions of Article IX of this Plan.

              Option B. The Allowed Unsecured Claim shall be paid partly in Cash and partly in Class A Common Stock pursuant to Plan #1 or Plan #2 below:

                   Plan 1: The Claimant will receive both Cash and Class A Common Stock computed as follows:

                        1. On the Payment Date, the Claimant will receive a Cash payment equal to 20.0% of the Class 7 Allowed Unsecured Claim;

                        2. The balance of the Class 7 Allowed Unsecured Claim (i.e. 80%) will be paid in Cash in sixteen (16) quarterly payments with the first payment being made on the Payment Date and the final payment being made four (4) years after the Payment Date, but no interest shall be paid by Debtor; and

                        3. On the Effective Date, the Claimant will receive Class A Common Stock computed pursuant to the following formula:

                                  C7 x 80%             = NP
                                  NP x 20%             = F
                                  F/(divided by) AVP   = NS

                             where

                                  C7   = The dollar amount of the Class 7 Claim.
                                  NP   = The dollar amount of the Class 7
                                         Allowed Claim that was not scheduled to
                                         be paid in lump sum on the Payment
                                         Date.

                                  F    = Dollar amount of funds allocated for
                                         purchase of Class A Common Stock.

                                  AVP  = An average of the closing price per
                                         share of Class A Common Stock for the
                                         15 trading days immediately preceding
                                         the Effective Date.

                                  NS   = Number of Shares of Class A Common
                                         Stock to be issued.

                        Plan 2: The Claimant will receive both Cash and Class A Common Stock computed as follows:

                             1. On the Payment Date, the Claimant will receive a Cash payment equal to 20.0% of the Class 7 Allowed Unsecured Claim, and

                             2. On the Effective Date, the Claimant will receive Class A Common Stock computed pursuant to the following formula:

                                  C7 X 80%              = NP
                                  NP x 120%             = F
                                  F/(divided by) AVP    = NS

                             where

                                  C7   = The dollar amount of the Class 7
                                         Allowed Claim.

                                  NP   = The dollar amount of the Class 7
                                         Allowed Claim that was not scheduled to
                                         be paid in lump sum on the Payment
                                         Date.

                                  F    = Dollar amount of funds allocated for
                                         purchase of Class A Common Stock.

                                  AVP  = An average of the closing price per
                                         share of Class A Common Stock for the
                                         15 trading days immediately preceding
                                         the Effective Date.

                                  NS   = Number of shares of Class A Common
                                         Stock to be issued.

              Option C: On the Effective Date, the Claimant holding a Class 7 Allowed Unsecured Claim shall receive Class A Common Stock computed as follows:

                   C7 x 200%             = F
                   F/(divided by) AVP    = NS

              where:

                   C7  = Dollar amount of the Class 7 Allowed Unsecured Claim.
                   F   = Dollar amount of funds allocated for purchase of Class
                         A Common Stock.

                   AVP = An average of the closing price per share of Class A
                         Common Stock for the 15 trading days immediately preceding the Effective Date.

                   NS  = Number of Shares of Class A Common Stock to be issued.

              Option C does not provide for any Cash payment.

         10.2 Elect Alternative When Voting. When the Class 7 Claimant votes to accept or reject the Plan, the Claimant shall elect which payment alternative shall apply to his/her/its Class 7 Claim.

         If no election is made, the Claimant shall be deemed to have consented to receive payment pursuant to Option C. The Claimant may revoke the election in writing at any time and effect a new election provided that the Debtor receives the written revocation prior to noon Cleveland, Ohio time on the Declaration Date with notice being sent to Debtor as provided in Article XII of the Disclosure Statement.

         10.3 Reverse Stock Split. The Class A Common Stock to be issued pursuant to this Article X will be issued on the Effective Date, which will be subsequent to a reverse stock split to be effected by the Debtor pursuant to this Plan. The reverse stock split will occur on a date to be designated by the Debtor's Board of Directors, which date will be after the Declaration Date, but at least twenty (20) trading days prior to the Effective Date.

ARTICLE XI. FOR PAYMENT OF CLAIMS OF NEVADA ENERGY PARTNERS, LTD., NEVADA ELECTRIC POWER COMPANY AND OTHERS (CLASS 8)

         11.1 NEP, Nevada Energy Power Company ("NEPC"), the Debtor and others have entered into a Settlement and Release Agreement ("NEP Settlement") pursuant to the terms of which the following will transpire:

              A. Subject to approval of the Bankruptcy Court and confirmation of this Plan, the NEP Agreement between NEP and amended and restated. As a result of this rescission of conveyances, the Debtor shall receive 100% of the issued and outstanding Common Stock of Combustion Energy Company and title to a parcel of real property situated in Reno, Nevada.

              B. Debtor will stipulate that NEP shall be deemed to be the shareholder of record of 13,245,958 shares of Class B Common Stock, which is convertible into 13,245,958 shares of Class A Common Stock as of August 16, 1996.

                   NEP, as of December 1, 1997, will be deemed to have converted Class B Common Stock into Class A Common Stock such that NEP owns 13,245,958 shares of Class A Common Stock which is equal to 50.0% of the issued and outstanding Class A Common Stock of Debtor as of August 16, 1996.

              C. Debtor will stipulate that the Class A Common Stock held of record by NEP is beneficially owned by sixteen (16) separate corporations who are also deemed to be Creditors of the Debtor.

              D. Debtor will agree to permit the transfer of the Class A Common Stock from NEP to the sixteen (16) beneficial owners and will stipulate that these sixteen corporate entities shall be issued (if Debtor) additional Class A Common Stock such that they own 50.0% of the issued and outstanding Class A Common Stock of Power Tel computed as of ten (10) business days after the Effective Date, which will be subsequent to the reverse stock split to be effected by the Debtor pursuant to this Plan, subsequent to the issuance of Class A Common Stock to Creditors pursuant to this Plan, and subsequent to the issuance of Class A Common Stock to acquire Diego Tel. In the event, however, that Creditors with a Disputed Claim receive Class A Common Stock pursuant to the Disputed Claims Reserve, there will not be any additional distributions of Class A Common Stock pursuant to the NEP Settlement.

              E. The limited partnership agreement for NEP is deemed to be amended and modified such that 99.0% of all profits and losses are allocated to the capital account of the limited partner effective as of January 1, 1995. The general partner
                   (NEPC) will stipulate that Debtor is the sole limited partner. Any and all distributions of cash and property are to be allocated 60.0% to the limited partner and 40.0% to the general partner.

              F. All parties to the NEP Settlement do forever settle, release and compromise all claims and causes of action which they have or may bring against any other party as of the date of that Agreement, and NEP specifically waives and commits to extinguish its Proof of Claim for $6,000,000.00.

ARTICLE XII.  PROVISIONS FOR ADJUDICATION OF DISPUTED CLAIMS (CLASS 9)

         12.1 The Debtor has disputed certain Claims submitted by various alleged Creditors. If and when any such disputed Claim becomes an Allowed Claim or Equity Interest, such Allowed

Claim or Equity Interest shall be treated as if it was an Allowed Claim or Equity Interest with respect to the classification of Claims and Equity Interest provided in Article III of this Plan.

ARTICLE XIII. PROVISIONS FOR TREATMENT OF ALLOWED EQUITY INTEREST (CLASS 10)

         13.1 Upon Confirmation of the Plan, the Debtor will initiate various actions which will affect the Equity Interests of Shareholder who own either (a) Class A or Class B Common Stock, or (b) Series A, Series B or Series C Preferred Stock.

         13.2 It is the Debtor's position that certain actions taken by the Board of Directors of Debtor subsequent to May 3, 1996 and prior to February 13, 1997 are void, illegal and/or invalid including, but not limited to, all offers and sales of Common or Preferred Shares of Debtor. Accordingly, all Common and Preferred Shares of Debtor issued subsequent to May 3, 1996 are deemed to be void ab initio except as to any Shareholder who (i) is a bona fide purchaser for value, and (ii) filed a Proof of Interest on or before November 10, 1997, which Proof of Interest has not been disputed by the Debtor. In addition, the attempted 1:6 reverse stock split purportedly implemented by the Debtor Board of Directors in January 1997 is also void ab initio. It is the express intent of this Plan to reinstate all Class A Common Stockholders of record to the same share ownership which existed as of May 3, 1996 immediately prior to the sale of the Series A Preferred Shares to Waterford/Golden Chance.

         13.3 After the Confirmation Date, the Debtor shall effect the actions set forth in Article XIX of this plan. As a consequence of such events, the following shall occur:

              A. The Series A and Series C Preferred Shares and the Class B Common Stock shall be deemed to be extinguished through amendment to the Debtor's Articles of Incorporation (Series B Preferred and the Class B Common Stock will also be extinguished through amendment following the actions described below).

              B. The five (5) shares of Series B Preferred Shares owned by Messrs. Rick Cascarilla (2 shares), Jeff Hartman, Michael Kassouff and Jeff Modesitt (all former Directors of Debtor who acquired the Series B as part of the May 1996 transaction with Waterford/Golden Chance) shall be repurchased by the Debtor for a per share price of (i) 100,000 shares of Class A Common Stock; and (ii) a 24 month option to purchase an additional 100,000 shares of Class A Common Stock at an exercise price of $0.10 per share. The Series B Preferred Shares thereafter shall be extinguished by means of an amendment to the Articles of Incorporation, which amendment, among other things, shall establish a new class of preferred shares to be known as "Special Stock." The Special Stock has the right to elect two (2) Directors of the Debtor's Board of Directors. One share each of Special Stock, as set forth in the amended Articles of Incorporation, shall be issued to Richard Cascarilla, Jeffrey Hartman and Michael Kassouff as partial consideration for their serving on the Board of Directors. The Articles of Incorporation and By-Laws will be amended so that the Board will be authorized to set additional terms of the Special Stock.

              C. All holders of Class A Common Stock will be reinstated to the exact same share ownership which existed as of May 3, 1996, immediately prior to the sale of the Series A Preferred Shares to Waterford/Golden Chance.

              D. The Debtor will convert the Class B Common Stock to Class A Common Stock pursuant to the NEP Settlement (see Article XI of this Plan) and will issue Class A Common Stock in an amount equal to 50.0% of the outstanding Class A Common Stock pursuant to the NEP Settlement.

              E. Debtor will affect a reverse stock split at a ratio to be designated by the Board of Directors such that the total number of shares of Class A Common Stock outstanding subsequent to the reverse stock split is no less than 500,00 shares nor more than 20,000,000 shares.

                   Subsequent to the reverse stock split and the issuance of Class A Common Stock to creditors, the Debtor will adjust the number of shares of Class A Common Stock issued per the NEP settlement to maintain that figure at 50.0% of the issued and outstanding Class A.

                   Up to a maximum of 35.0% of additional shares of Class A Common Stock may be issued in conjunction with the acquisition of Diego Tel.

         13.4 Reorganization of Class A Common Stock. In addition to consenting to the transfer of Class A Common Stock from NEP to the sixteen entities as set forth in Section 11.2, Debtor anticipates that it may issue additional shares of Class A Common Stock in conjunction with its acquisition of Diego Tel. At this time, based upon current negotiations, the Debtor anticipates that it may issue Class A Common Stock equal to 35.0% of the issued and outstanding Class A Common Stock. The Class A Common Stock will be issued by the Debtor once certain revenue projections are satisfied. The Debtor and Mr. Wallace have executed an Agreement which has been amended and restated. The amended Agreement will be filed with the Court and ratified as part of the Plan.

ARTICLE XIV.  PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS

         14.1 Authority to Object. The Debtor and any party-in-interest shall have the authority to object to and contest the allowance of any Claim filed with the Bankruptcy Court in respect of any Claim listed as disputed, contingent, or unliquidated on the Debtor's schedules, except as to any Claim otherwise treated by the Plan or previously allowed or disallowed by final order of the Bankruptcy Court.

         14.2 Objections to Claims to be Filed Within Sixty Days After Confirmation Date. Unless otherwise ordered by the Court, after notice and a hearing, objections to Claims and Equity Interests shall be made and filed by the Debtor or by any party-in-interest and shall be served upon each holder of the Claim or Equity Interest to which objections are made (and upon the Debtor's attorney if the Debtor is not the objecting party) and filed with the Bankruptcy Court as soon as practicable, but in no event later than sixty (60) days subsequent to the Confirmation Date.

         14.3 Prosecution of Objections to Claims.

              A. The objecting party shall litigate to judgment, settle, or withdraw objections to Disputed Claims.

              B. All legal fees and expenses of the Debtor incurred in the prosecution of claim objections and in the consummation of the Plan shall be paid first by the Debtor as a Post-Confirmation Administrative Expense pursuant to Article
                   4.2 of this Plan.

         14.4 Final Order. Except as may be otherwise agreed with respect to any Disputed Claim, no payments or Distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been determined by a Final Order of the Bankruptcy Court. Payments and Distributions to each holder of a Disputed Claim or Disputed Equity Interest to the extent that it ultimately becomes an Allowed Claim or Allowed Equity Interest shall be made in accordance with the provisions of the Plan with respect to the Class of Creditors or Equity Interest to which the respective holder of an Allowed Claim or Allowed Equity Interest belongs, unless otherwise provided in Section 14.5 herein below.

         14.5 Disputed Claims Reserve.

              A. In determining the amount of Distributions due the holders of Allowed Claims, the appropriate Pro Rata calculations required by the Plan shall be made as if all Disputed Claims were Allowed Claims in the full amount claimed by the holders thereof. Debtor will presume, for purposes of the Disputed Claims Reserve, that all Disputed Claim Creditors elect to receive Class A Common Stock.

              B. On the Effective Date, the Debtor shall compute the number of shares of Class A Common Stock to which the Disputed Claim Creditors may be entitled and shall disburse such shares (hereinafter the "Disputed Claims Reserve") to be held in trust by the Debtor for the benefit of the holders of Allowed Claims whose Distributions are unclaimed and the holders of Disputed Claims pending determination of their entitlement thereto under the terms of the Plan. The Class A Common Stock held in the Disputed Claims Reserve shall be deemed to be "treasury" stock of the Debtor and thus non-voting during the period within which it is held in the Disputed Claims Reserve.

              C. As soon as practicable after a Disputed Claim becomes an Allowed Claim, the Class A Common Stock reserved for such Allowed Claim shall be released by the Debtor from the Disputed Claims Reserve and delivered to the holder of such Allowed Claim. In the event that the Disputed Claim is disallowed, the Class A Common Stock provided for such claim shall be released to Debtor for use in the course of its business, as deemed appropriate by its Board of Directors.

                   In the event that a Disputed Claim becomes an Allowed Claim and the Creditor is entitled to receive Cash, the Debtor shall pay such Cash upon the later of (i) the Payment Date, or (ii) ninety (90) days after the Disputed Claim becomes an Allowed Claim.

              D. In the event any Class A Common Stock held in the Disputed Claims Reserve remain unclaimed upon expiration of five years following the Effective Date, such Class A Common Stock shall be released to Debtor.

                   If Class A Common Stock is issued pursuant to this Article XIV, such action shall not be a basis for an adjustment with respect to the number of shares of Class A Common Stock issued pursuant to the NEP Settlement or for the acquisition of Diego Tel.

ARTICLE XV.        CRAMDOWN OF PLAN

         15.1 In the event that any one or more classes of impaired Claims does not approve the Plan by the requisite vote and the Plan is not confirmed, the Debtor shall seek confirmation of the Plan pursuant to the provisions of section 1129(b) of the Bankruptcy Code. In the event that the Bankruptcy Court refuses to approve the Plan pursuant to section 1129(b) of the Bankruptcy Code, the NEP Settlement, the agreement for the acquisition of VivaTel and Diego Tel and the Ownership Settlement Agreement shall be deemed null and void and the parties thereto shall be returned to their respective positions, status quo ante.

ARTICLE XVI.  IDENTIFICATION OF CLAIMS AND EQUITY INTEREST NOT IMPAIRED BY THE
              PLAN

         16.1 Unimpaired Classes. Claims of classes 1, 2, 3 and 6 are not impaired under the Plan.

         16.2 Impaired Classes to Vote on Plan. Claims in the classes specified in Classes 4, 5, 7 and 8 of the Plan are impaired and therefore Creditors holding Claims in these classes are entitled to vote whether to accept or reject the Plan. Voting Shareholders are also entitled to vote.

         16.3 Controversy Concerning Impairment. In the event of a controversy as to whether any Creditors or holders of Equity Interest or class of Creditors or class of holders of Equity Interest are impaired under the Plan or otherwise entitled to vote, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.

ARTICLE XVII. ACCEPTANCE OR REJECTION OF PLAN: EFFECT OF REJECTION BY ONE OR
              MORE CLASSES OF CLAIMS

         17.1 Acceptance by Class of Creditors. A Class of Creditors shall have accepted the Plan if the Plan is accepted by at least 2/3 in amount and more than 1/2 in number of the Allowed Claims of such class that have voted.

         17.2 Cramdown. In the event that any impaired class of Creditors with Claims against any of the Debtor's estate shall fail to accept the Plan, in accordance with section 1129(a) of the Bankruptcy Code, the Debtors shall request the Bankruptcy Court to confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code.

ARTICLE XVIII. JUDICIAL ACTIONS

         18.1 Promptly after the Confirmation Date, the Bankruptcy Court shall enter an Order to the effect that:

              A. All Common and Preferred Stock issued by Debtor subsequent to May 3, 1996 was issued in violation of the Company's Articles of Incorporation or without requisite approval of the Board of Directors and, therefore, is null and void ab initio except as to Shareholders who (i) are bona fide purchasers for value, and (ii) filed a Proof of Interest on or before November 10, 1997, which Proof of Interest was not disputed by the Debtor.

              B. The election of Michael Kassouff as a Director by the Series B Preferred Shareholders is ratified. The election by Michael Kassouff, as the sole Director, of Messrs. Richard Cascarilla and Lawrence Herth as Directors is ratified. Also ratified are all elections of officers by the Debtor's Board of Directors;

              C. The 1:6 reverse stock split effected by Debtor in January 1997 was conducted without requisite shareholder approval and is null and void ab initio;

              D. The amendments to Debtor's Articles of Incorporation filed with the Secretary of State for the State of Delaware in January 1997 were not adopted by Debtor's shareholders and, therefore, are null and void ab initio;

              E. Any claimed security interest of Brady Geothermal Park Power Partners against any assets of Debtor is null and void;

              F. The following actions taken by the Debtor's Board of Directors are null and void ab initio due to violations of applicable provisions of Delaware law:

                        i.   Proposal to Amend Corporate Name and Symbol,
                        ii.  Proposal to Increase Authorized Shares,
                        iii. Proposal to Increase Authorized Class B Shares,
                        iv.  Proposal to Authorize Class C Stock, and
                        v. Proposal to Authorize Lease Guaranty for Santa Barbara Property;

              G. Pursuant to section 1123(b)(3) of the Bankruptcy Code, Debtor is authorized to amend, supplement or modify this listing upon further investigation of the corporate records;

              H. Pursuant to section 1123(b)(3) the Debtor will have the exclusive right to enforce any and all causes of action against any person in rights of the Debtor that arose before or after the petition date, including but not limited to the rights and powers of a trustee and debtor in possession, against any person whatsoever, including but not limited to all avoidance powers granted to the debtor under the Bankruptcy Code and all causes of actions and remedies granted pursuant to sections 502, 510, 541, 544, 545, 547 through 551 and 533 of the Bankruptcy Code.

              I. Pursuant to section 1123(a)(5)(g), the Debtor is granted a 120 day period commencing on the Confirmation Date within which to cure the default(s) by Debtor, if any, with respect to a policy of insurance previously issued by National Union Fire Insurance Company, and identified as policy number 445-53-00 (being a renewal of policy number 443-38-50) and the Debtor is authorized to reserve all rights to pursue any and all remedies, benefits and contractual rights established by said policy;

              J. Debtor, through its Board of Directors, is authorized to take all Debtor actions to effect the above as well as the actions set forth in Article XIX;

              K. The NEP indemnification, in which NEP and Mr. Jeff Antisdel agree to indemnify Debtor against any tax penalties resulting from the amended and restated NEP Settlement, shall be deemed to be ratified and in full force and effect; and

              L. The Ownership Settlement Agreement, in which Messrs. Vogel and Chamberlain give up all claims, if any, to any interest in VivaTel shall be deemed to be ratified and in full force and effect.

ARTICLE XIX.       MEANS FOR EXECUTION OF THE PLAN

         19.1 The Plan will be implemented utilizing the following resources and by means of the following events:

              A. Cash accrued from operations and Class A Common Stock will be used to satisfy Claims of Classes 1 through 8 and Class A Common Stock will be used to satisfy Class 10.

              B. The Debtor owns ten binary cycle energy co-generation units ("Ormats") and Classes 4, 5 and 7 shall be granted a secured interest in one unit to secure repayment of those obligations.

              C. Promptly after the Confirmation Date, the Debtor shall take the following action;

                   1. File a notice with the Secretary of State for the State of Delaware to the effect that the amendment(s) to Debtor's Articles of Incorporation as filed in January 1997, were filed without requisite shareholder approval and are, therefore, invalid and void ab initio;

                   2. Subsequent to its repurchase of the Series B Preferred, file Amended and Restated Articles of Incorporation with the Secretary of State for the State of Delaware which Amended Articles of Incorporation shall (among other things): (i) extinguish the existing Series A, Series B and Series C Preferred Shares and the Class B Common Stock; (ii) create a new class of preferred stock be known as "Special Stock" which shall be entitled to elect two (2) Directors to the Debtor's Board of Directors; (iii) provide that the affirmative vote of 65.0% of the issued and outstanding Class A Common Stock is required to amend the Articles of Incorporation , and
                        (iv) change the name of the Debtor to WorldCall, Inc. Thereafter, new stock certificates will be issued; and

                   3.   Adopt amended and restated By-Laws.

              D. Subsequent to the Declaration Date but at least 20 trading days prior to the Effective Date, the Debtor shall effect a reverse stock split such that the number of shares of Class A Common Stock outstanding shall be no less than 500,000 shares nor more than 20,000,000 shares, the exact ratio to be set by the Debtor's Board of Directors.

              E. The Debtor shall acquire 100% of the issued and outstanding Common Stock of VivaTel in exchange for $500.00. Debtor will acquire Diego Tel for Class A Common Stock. The number of Shares of Class A Common Stock is predicted to be equal to 35.0% of the issued and outstanding Class A Common Stock.

              F. Debtor shall consent to the transfer of Class A Common Stock in conjunction with the amended and restated NEP Settlement Agreement such that sixteen (16) corporate entities shall receive Class A Common Stock equal to 50.0% of the issued and outstanding Class A Common Stock of Debtor computed ten (10) days after the Effective Date.

              G. All Class A Common Stock issued to a Creditor pursuant to this Plan, shall be issued pursuant to section 1145 of the Bankruptcy Code and shall be issued without a restrictive legend if the Creditor establishes that the Creditor is not an "underwriter" as defined in section 1145(b) of the Bankruptcy Code. The Class A Common Stock to be issued to the exchanging shareholder of Diego Tel shall be restricted and subject to significant restraints on transfer as set forth in this Plan and in the acquisition agreements.

ARTICLE XX.        EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         20.1 Assumption of Executory Contracts under Primary Plan. Any executory contracts or unexpired leases not rejected by the Debtor with the Bankruptcy Court prior to the Confirmation Date or within sixty (60) days thereafter or which are not the subject of a motion to reject the same pending as of the Confirmation Date shall be deemed to have been assumed by the Debtor upon the Confirmation Date, in accordance with section 365 of the Bankruptcy Code.

         20.2 Filing of Claims Arising out of Rejection or Assumption of Contracts. In the event the rejection or assumption of an existing contract effected pursuant to Section 20.1 above gives rise to a Claim not otherwise provided for herein, the holder of such Claim may file such Claim within 30 days following the Confirmation Date or if the contract is not rejected by Debtor prior to the Confirmation Date, within thirty days after the rejection or assumption which gives rise to the Claim. Such Claim shall, in addition to its filing with the Bankruptcy Court, be served upon the undersigned attorneys for the Debtor. Any objection to claims filed pursuant to this provision shall be governed by the procedures provided in Article XIV hereof.

         20.3 Executory Contracts of Indemnification with Directors. Debtor has executory contracts in effect with its past and current Board of Directors and Officers, some of which it is accepting and some of which are being rejected as follows:

                                                         Acceptance or Rejection
         Name                      Position              of Executory Contract
         ----                      --------              ---------------------

         Jeffrey Antisdel          Director/Officer               Accept
         Kenton Bowers             Officer                        Reject
         Peter Cannell             Director                       Reject
         Charles Cain              Director                       Reject
         Richard Cascarilla        Director/Officer               Accept
         John Goold                Director                       Reject
         Jeffery Hartman           Director                       Accept
         Lawrence Herth            Director/Officer               Accept
         Pattinson Hayton, III     Officer/Consultant             Reject
         Michael Kassouff          Director                       Accept
         Jeffery Modesitt          Director                       Accept
         Stefan Tevis              Director/Officer               Reject

         By rejecting the executory contracts set forth above, it is Debtor's specific intent to rescind any express or implied obligation (if any) which it has or may have to such individuals to indemnify or to hold them harmless for damages or expenses which they may incur as a result of Claims of wrongdoing lodged against them from any source whatsoever.

ARTICLE XXI.  PROVISIONS COVERING DISTRIBUTIONS

         21.1 Payments To Be Made on Effective Date or Payment Date. Payments to be made by the Debtor on the Effective Date or on the Payment Date pursuant to the Plan shall be made on the Effective Date or on the Payment Date, as applicable, except as otherwise provided for in the Plan, or as may be ordered by the Bankruptcy Court.

         21.2 Distributions Made on the Effective Date. Distributions of Class A Common Stock to be made on the Effective Date shall be made on the Effective Date, except as otherwise provided for in this Plan or as may be ordered by the Bankruptcy Court.

         21.3 Method of Payment. Cash payments to be made by the Debtor pursuant to the Plan shall be made by check drawn on a domestic bank or by wire transfer from a domestic bank.

         21.4 Payments to be Made by Debtor. Payments to be made to Creditors and Equity Interests under the Plan shall be made by Debtor.

         21.5 Class A Common Stock. Distributions of Class A Common Stock shall be made through Corporate Stock Transfer Company or the then transfer agent for Debtor.

ARTICLE XXII.   ARTICLES OF INCORPORATION AND BY-LAWS OF THE DEBTOR

         22.1 Amendment of Articles of Incorporation and By-Laws. The Articles of Incorporation and By-Laws of the Debtor shall be amended after the Confirmation Date in order to effectuate the provisions of the Plan and section 1123(a)(6) of the Bankruptcy Code.

         22.2 Restriction on Transfer of Shares. Unless otherwise set forth in this Article XXII, all Class A shares to be issued by the Debtor shall be issued pursuant to section 1145(a) of the Bankruptcy Code, without registration pursuant to Section 5 of the Securities Act of 1933. The following Class A Common Shares shall be restricted from transfer:

              A. All Class A Common Stock issued to acquire the common stock Diego Tel; and

              B. All Class A Common Stock to be issued pursuant to the amended and restated NEP settlement, and

              C. The Class A Common Stock issued to any person who is deemed to be an "underwriter" for purposes of section 1145(b) of the Bankruptcy Code.

         22.3 Restrictive Legend: All Class A Common Shares which are restricted pursuant to section 22.2 of this Plan shall bear the following restrictive legend:

              THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO SECTION 5 OF THE SECURITIES ACT OF 1933, NOR HAVE THESE SECURITIES BEEN REGISTERED PURSUANT TO ANY COMPARABLE STATE SECURITIES ACT OR REGULATION.

              ACCORDINGLY, TRANSFER, SALE, PLEDGE, HYPOTHECATION OR CONVEYANCE OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS PROHIBITED UNLESS AND UNTIL (1) THE SHARES REPRESENTED HEREBY HAVE BEEN REGISTERED PURSUANT TO SECTION 5 OF THE SECURITIES ACT OF 1933 AND, AS REQUIRED, PURSUANT TO A SIMILAR STATE STATUTE OR REGULATION, OR
              (2) THE SHAREHOLDER SUBSTANTIATES THAT THERE IS, A VALID EXEMPTION FROM THE REGISTRATION REQUIREMENT PROVIDED BY SECTION 5 OF THE SECURITIES ACT OF 1933 AND SUBSTANTIATES SUCH EXEMPTION BY MEANS OF A LEGAL OPINION ACCEPTABLE TO THE ISSUER AND ITS LEGAL COUNSEL. THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED IN CONJUNCTION WITH A DEBTOR'S FIRST AMENDED PLAN OF REORGANIZATION CONFIRMED BY THE UNITED STATES BANKRUPTCY COURT FOR NEVADA AND THIS RESTRICTION ON TRANSFER HAS BEEN INCLUDED AS PART OF THE TERMS AND CONDITIONS OF THE CONFIRMED DEBTOR'S FIRST AMENDED PLAN OF REORGANIZATION. FOR ADDITIONAL INFORMATION CONCERNING THIS RESTRICTION, INQUIRIES SHOULD BE DIRECTED TO:

                                  Van P. Carter, Esq.
                                  Walter & Haverfield P.L.L.
                                  1300 Terminal Tower
                                  Cleveland, Ohio 44113
                                  (216) 781-1212

ARTICLE XXIII.     PROVISIONS FOR EXECUTION AND SUPERVISION OF THE PLAN

         23.1 Retention of Jurisdiction. The Bankruptcy Court shall retain and have exclusive jurisdiction over the Chapter 11 case for the following purposes:

              A. to determine any and all objections to the allowance of Claims or Equity Interests;

              B. to determine any and all pending applications for the rejection or assumption of executory contracts or unexpired leases to which the Debtor is a party or with respect to which it may be liable, and to hear and determine, and if need be to liquidate, any and all Claims arising therefrom;

              C. to determine any and all applications, adversary proceedings and contested or litigated matters that may be pending on the Confirmation Date, except as provided in the Confirmation Order;

              D. to consider any modifications of the Plan, any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order, to the extent authorized by the Bankruptcy Court;

              E. to determine all controversies, suits and disputes that may arise in connection with the interpretation, enforcement or consummation of the Plan, to include disputes between classes of claimants under the Plan regarding allocations or payment of Distribution hereunder;

              F. to consider and act on the compromise and settlement of any Claim against or cause of action by or against the Debtor's estate;

              G. to issue such orders in aid of execution of the Plan to the extent authorized by section 1142 of the Bankruptcy Code; and

              H. to determine such other matters which may be set forth in the Confirmation Order or which may arise in connection with the Plan or the Confirmation Order, including, but not limited to, extending deadlines and time limits provided in the Plan.

         23.2 Amendment of Plan. The Plan may be amended by the Debtor before or after the Effective Date as provided in section 1127 of the Bankruptcy Code.

ARTICLE XXIV.    PROVISIONS FOR MANAGEMENT

         24.1 Directors. Upon confirmation of the Plan, subject to the Bankruptcy Court's approval under Bankruptcy Code section 1129(a)(5), the reorganized Debtor shall have as directors of Debtor the directors for Debtor as identified in the Disclosure Statement. These directors shall serve as directors of Debtor after the Confirmation Date until removed or replaced by the post-confirmation stockholders of Debtor. The tenure and manner of selection of directors of Debtor shall be as provided in the Articles of Incorporation and By-Laws, as may be amended pursuant to Article XXII hereof.

         24.2 Officers. Upon confirmation of the Plan, subject to the Bankruptcy Court's approval under Bankruptcy Code section 1129(a)(5), the officers of reorganized Debtor, as identified in the Disclosure Statement, shall serve as officers of Debtor after the Effective Date. The Board of Directors shall elect the officers of Debtor and shall specify the tenure of the individuals holding those offices.

         24.3 Employment Contracts. Debtor may enter into employment contracts with its respective officers, employees or others which shall only be operative if the Plan is confirmed. Copies of any employment contracts that are to take effect immediately after the Confirmation Date were filed with the bankruptcy Court fifteen (15) days prior to the commencement of the hearing to consider the Disclosure Statement. The employment contracts shall contain sufficient information to comply with Bankruptcy Code section 1129(a)(5)(B) as to disclosure of compensation to be paid to insiders who are the subject of contracts and are subject to the approval of the Bankruptcy Court.

ARTICLE XXV.     EVENTS OF DEFAULT

         25.1 In the event that Debtor defaults under the provisions of the Plan, any Creditor or party-in-interest desiring to assert such a default shall provide Debtor with written notice of the alleged default. Debtor shall have 30 days from receipt of the written notice in which to cure the default. Such notice shall be delivered by certified mail (return receipt requested) to the attorneys for Debtor at the address stated on the final page hereof. If the default is not cured within the 30-day cure period, any Creditor or party-in-interest may thereafter file and serve upon counsel for Debtor a motion to compel compliance with the applicable provision of the Plan. The Bankruptcy Court, upon finding a material default, shall issue an order compelling compliance with the applicable provisions of the Plan.

ARTICLE XXVI.    MISCELLANEOUS PROVISIONS

         26.1 Discharge of Debtors. The rights afforded in the Plan and the treatment of all Creditors therein shall be in exchange for and in complete satisfaction, discharge and release of all Claims or Equity Interests of any nature whatsoever, including any interest accrued thereon from and after the Petition Date against the Debtor or any of its assets or properties. Except as otherwise provided herein, upon the Confirmation Date, in accordance with section 1141 of the Bankruptcy Code, all such Claims or Equity Interests against the Debtor shall be satisfied, discharged and released in full. All Creditors and holders of Equity Interests shall be precluded from asserting against the Debtor or its respective assets or properties any other or further Claims based upon any acts or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

         26.2 Title to Assets: Discharge of Liabilities. Except as otherwise provided by the Plan, on the Confirmation Date, title to all assets and properties dealt with by the Plan shall vest in Debtor in accordance with section 1141 of the Bankruptcy Code, free and clear of all Claims and Equity Interests; and the order confirming the Plan shall be a judicial determination of discharge of the Debtor's liabilities except as provided in the Plan.

         26.3 Effect of Discharge on Rights Between Third Parties. If the Plan is confirmed, the provisions of the Plan will bind the Debtor and all Creditors and Equity Interest holders, whether or not they accept the Plan. Confirmation will also discharge the Debtor from all debts that arose before confirmation as of the Confirmation Date, including intercompany obligations (if any) owing by the Debtor to an affiliate, whether such affiliate is itself a debtor.

         The classification and the manner of satisfying all Claims under the Plan takes into consideration the existence of any guarantees by the Debtor of any obligation of any person and the fact that the Debtor may be a joint obligor with another person or persons, with respect to the same obligation. The Plan also takes into account any contentions by Creditors or holders of Equity Interests that the Claims of other Creditors or other holders of Equity Interest may be subordinated by contract or pursuant to the Articles of Incorporation or ByLaws of the Debtor. All Claims against the Debtor based upon any such guarantees will be discharged in the manner provided in the Plan. Each Creditor and stockholder will receive the distribution provided in the Plan, which will not be subject to any Claim of another Creditor or stockholder by reason of any claimed contractual right of subordination based upon any defaults occurring prior to the Confirmation Date.

         The distributions of consideration provided for in the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and Equity Interests, including any Claim for interest after the Petition Date. On the Confirmation Date, all Creditors and existing Equity Interest holders shall be precluded form asserting any Claim against the Debtor or its assets or properties based upon any transaction or other activity of any kind that occurred prior to the Confirmation Date; provided, however, that nothing contained in the Plan will alter the legal, equitable and contractual right of the holder of any Claim or Equity Interest specifically designated as being unimpaired in the Plan, it being specifically intended that all such rights are to remain unaltered by the Plan.

         26.4 Filing of Additional Documents. On or before the Effective Date, the Debtor shall file with the Bankruptcy Court such agreements, indentures, supplemental indentures and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

         26.5 Post Confirmation Acquisitions, Mergers and Stock Splits. In order to fulfill its financial obligations to Creditors and to expand its operations, it is anticipated that the Debtor will effect one or more acquisitions or mergers subsequent to the Confirmation Date. For a two (2) year period commencing with the Effective Date, Debtor will be permitted pursuant to this Plan to effect acquisitions and mergers, additional stock splits and reverse stock splits based solely upon the affirmative vote of its Board of Directors and without the necessity of requesting and receiving the consent of the Debtor shareholders.

         26.6 Class A Common Stock in Lieu of Cash. Any Creditor entitled to receive Cash pursuant to this Plan may, by mutual agreement of the Creditor and the Debtor, receive Class A Common Stock pursuant to terms and conditions to be negotiated between the Creditor and the Debtor and agreed to by the Debtor and the Creditor.

         26.7 Ratification of Settlements. Pursuant to Section 1123(b)(3)(A) of the Bankruptcy Code, upon Confirmation of the Plan, the following settlements are deemed to have been ratified by the Bankruptcy Court and are in full force and effect: (1) the amended and restated NEP Settlement, (2) Ownership Settlement Agreement, (3) the NEPC Indemnification, and (4) the settlements entered into with respect to the claims set forth in Article III, Section G of the Disclosure Statement.

         26.8 Ratification of Agreements. Upon Confirmation of the Plan, the following contracts and agreements will be deemed to have been ratified by the Bankruptcy Court: (1) the Agreement for the Exchange of Stock for the acquisition of Viva Telecommunications, Inc. and (2) the amended and restated Agreement for the Exchange of Stock for the Acquisition of Diego Tel, Inc. if and when amended and filed with the Bankruptcy Court.

         26.9 Set Offs. Debtor may, but shall not be required, to set off against any claim and the distribution to any holder under the Plan, claims of any nature that Debtor may have against the holder of such claim. Allowance of a claim or failure to exercise any right of set off with respect to a claim does not constitute a waiver or release by Debtor of any rights or claims the Debtor may have against the holder of such claim. Debtor's rights of set off may be limited in the manner provided for in the Plan if such rights are not exercised on or before the Effective Date. Debtor may exercise right of set off with respect to claims for which it has payment responsibility.

         26.10 Fractional Shares. Debtor will not issue fractional shares of Class A Common Stock. In the event that a Claimant is entitled to receive fractional shares, the fractional share will be deemed to have been repurchased from the Creditor by the Debtor based upon a per share purchase price of $.l0 per share.

         26.11. Section Headings. The section headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.

         Respectfully submitted this 24th day of July, 1998.

                                            BELDING, HARRIS & PETRONI, LTD.




                                            /s/ Stephen R. Harris, Esq.
                                            ------------------------------------
                                            Stephen R. Harris, Esq.
                                            BELDING, HARRIS & PETRONI, LTD.
                                            417 W. Plumb Lane
                                            Reno, NV 89509

                                     CONSENT

         On behalf of PowerTel USA, Inc., the undersigned represents that the Board of Directors of PowerTel has read, reviewed, and approved the foregoing DEBTOR'S FIRST AMENDED PLAN OF REORGANIZATION and authorizes the filing of this Plan with the United States Bankruptcy Court for the District of Nevada.

                                            PowerTel USA, Inc.



                                            By: /s/ Richard Cascarilla
                                               ---------------------------------
                                                Richard Cascarilla, President